(WORLD ACCESS, INC. LOGO)                                           NEWS RELEASE


                WORLD ACCESS COMPLETES MERGER WITH TELCO SYSTEMS


ATLANTA, GEORGIA -- November 30, 1998 -- World Access, Inc. (Nasdaq:WAXS), announced today that it has completed its merger with Telco Systems, Inc. (Nasdaq: TELC) through the issuance of approximately 7,050,000 shares of World Access common stock. The merger was consummated after stockholders of both World Access and Telco Systems voted in favor of the merger transaction at special meetings held earlier today. Telco Systems is now a wholly-owned subsidiary of World Access and will no longer trade separately on the Nasdaq stock market.

Steven A. Odom, Chairman and Chief Executive Officer of World Access, said, "We are very excited to consummate this merger with Telco Systems. Telco Systems is a recognized name in the telecommunications industry and has an installed product base of more than $1.3 billion. Over the past year, Telco Systems has been building a core product portfolio that incorporates new technologies and strategically positions it for the impending evolution of telecommunications markets. Telco Systems made two strategic acquisitions in 1998 that expanded its product offerings from circuit switched into packet switched, frame relay and ATM markets. These acquisitions significantly expand the markets for Telco Systems product portfolio."

Hensley E. West, President and Chief Operating Officer of World Access, added, "The merger with Telco Systems further expands the breadth and depth of our product offerings and completes another step in our strategy to become a global supplier of telecommunications solutions. Our complementary customer bases offer us the opportunity to expand into markets that we have each developed. We are very excited about selling Telco Systems products into Latin America, and believe we can increase sales of our products into Europe. Overall, with deregulation fueling demand around the globe for responsive, low-cost equipment solutions, we believe we are well positioned to provide complete turnkey telecommunications network solutions to these markets."

Dr. William B. Smith, President and Chief Executive Officer of Telco Systems, said, "Telco Systems will immediately become the cornerstone of World Access' Transport and Access Systems Group as its products are an integral component to its Total Network Solutions strategy. We look forward to successfully integrating into the World Access family. We believe that together, in a short period of time, we can begin to realize significant synergies in areas of cross selling opportunities, technology development and cost savings. Teams from both companies are currently undertaking these assignments, and we expect to begin to realize these benefits in early 1999."

Telco Systems is a leader in access solutions for the "edge of the network." With proven expertise in voice and data applications, Telco delivers hassle free, integrated access solutions for today's public and private networks and for the new public network of tomorrow. Service providers - ILECs, CLECs, IXCs, PTTs, CAPs and Utilities - have been deploying Telco's access solutions for years, providing business customers cost effective and flexible bundled service solutions to meet each customer's specific networking needs. These solutions include integrated access devices and multiplexers for circuit-switched and packet-based networks that enable service providers and their customers to compete more effectively in the marketplace.

World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. World Access offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. To support and complement its product sales, the company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

          THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS, INCLUDING THE LEVEL OF EARNINGS OF BOTH WORLD ACCESS AND TELCO SYSTEMS, AND THE SUCCESS OF THE MERGER MAY DIFFER FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, RISKS ASSOCIATED WITH ACQUISITIONS, SUCH AS DIFFICULTIES IN THE ASSIMILATION OF OPERATIONS, TECHNOLOGIES AND PRODUCTS OF THE COMPANIES, RISKS OF ENTERING NEW MARKETS, COMPETITIVE RESPONSE, AND A DOWNTURN IN THE TELECOMMUNICATIONS INDUSTRY. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS ASSOCIATED WITH WORLD ACCESS AND TELCO SYSTEMS, PLEASE REFER TO THE SEC FILINGS OF THE RESPECTIVE COMPANIES.

COMPANY CONTACT:         NANCY L. DE JONGE
(404-231-2025)           DIRECTOR OF INVESTOR RELATIONS